As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-100709

Registration No. 333-224716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-8

Registration Statement No. 333-100709

Post-Effective Amendment No. 1

to

Form S-8

Registration Statement No. 333-224716

UNDER

THE SECURITIES ACT OF 1933

COGNEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2713778
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Vision Drive

Natick, Massachusetts 01760

(Address of Principal Executive Offices) (Zip Code)

Cognex Corporation 2001 General Stock Option Plan, as Amended and Restated

Cognex Corporation 2023 Stock Option and Incentive Plan

(Full Title of the Plan)

Robert J. Willett

President and Chief Executive Officer

Cognex Corporation

One Vision Drive

Natick, Massachusetts 01760

(Name and Address of Agent For Service)

(508) 650-3000

(Telephone Number, including Area Code, of Agent For Service)

Copies to:

Lisa R. Haddad Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Mark T. Fennell Vice President, Chief Legal Officer and Corporate Secretary Cognex Corporation One Vision Drive Natick, Massachusetts 01760 (508) 650-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statements on Form S-8 filed by Cognex Corporation (the “Company”) to register shares of its common stock, par value $0.002 per share (“Common Stock”), issuable under the Company’s 2001 General Stock Option Plan, as Amended and Restated (the “2001 Plan”), on October 24, 2002 (File No. 333-100709), as amended by Post-Effective Amendment No. 1 on May  7, 2018, and on May 7, 2018 (File No. 333-224716) (collectively, the “Prior Registration Statements”).

On May 3, 2023, shareholders of the Company approved the Cognex Corporation 2023 Stock Option and Incentive Plan (the “2023 Plan”). Outstanding awards granted under the 2001 Plan will continue to be governed by the terms of the 2001 Plan; however, in connection with the approval of the 2023 Plan, no further awards will be made under the 2001 Plan. As of May 3, 2023, there were 10,801,085 shares of Common Stock that were authorized to be awarded by the Company under the 2001 Plan but that, as of such date, were not issued or subject to outstanding awards granted under the 2001 Plan. Accordingly, as a result of the approval of the 2023 Plan, these 10,801,085 shares of Common Stock are no longer available for new awards under the 2001 Plan and are deregistered hereby.

Under the terms of the 2023 Plan, the Company may issue up to 6,434,167 shares of Common Stock subject to awards granted under the 2001 Plan that were outstanding as of May 3, 2023 and that may become eligible for issuance under the 2023 Plan if such awards are forfeited, cancelled or otherwise terminated (other than by exercise) (the “Carryover Shares”). The Company has filed this Post-Effective Amendment to add the 2023 Plan to the Prior Registration Statements, without registering any additional securities thereunder, as the Carryover Shares may now be issuable pursuant to the 2023 Plan.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the 8,100,000 newly authorized shares of Common Stock that may be issued pursuant to the 2023 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment.

Except to the extent specified herein, the Prior Registration Statements as previously filed are not amended or otherwise affected by this Post-Effective Amendment thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 16, 2023;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2023, filed with the SEC on May 4, 2023;

•	the Company’s Current Reports on Form 8-K filed with the SEC on February 16, 2023, May 4, 2023 and May 4, 2023 (excluding, in each case, any information furnished under items 2.02 or 7.01); and

•

the description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, as filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his or her position as a director of the corporation unless he or she is deemed to have not acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and by-laws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the by-laws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its by-laws.

The Company’s by-laws, as amended and restated, provide that, except as limited by law or otherwise provided in the by-laws, each director or officer of the Company (and his or her heirs and personal representatives) shall be indemnified by the Company against any expense incurred in connection with each proceeding in which he or she is involved as a result of his or her serving or having served as a director or officer. The by-laws further provide that no indemnification shall be provided to a director or officer with respect to a proceeding as to which it shall have been adjudicated that he or she did not act in good faith in the reasonable belief that his or her action was in the best interests of the Company. The Company will pay sums on account of indemnification in advance of a final disposition of a proceeding upon receipt of an undertaking by the director or officer to repay such sums if it is subsequently established that he or she is not entitled to indemnification.

The by-laws do not limit the power of the board of directors to authorize the purchase and maintenance of insurance on behalf of any director or officer against any expense whether or not the Company would have the power to indemnify such director or officer against such expense under the by-laws.

The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Post-Effective Amendment.

Exhibit Number	Description

4.1	Restated Articles of Organization effective June 27, 1989, as amended through May 5, 2016 (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the SEC on August 1, 2016).

4.2	Articles of Amendment to Restated Articles of Organization, effective December 5, 2008 (incorporated herein by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the SEC on August 1, 2016).

4.3	Articles of Amendment to Restated Articles of Organization, effective May 2, 2018 (incorporated herein by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 filed with the SEC on May 7, 2018, Reg. No. 333-224716).

4.4	Articles of Amendment to Restated Articles of Organization, effective April 26, 2019 (incorporated herein by reference to Exhibit 3.4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, as filed with the SEC on April 29, 2019).

4.5	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on December 10, 2013).

4.6	Amendment to Amended and Restated By-laws, effective May 5, 2016 (incorporated herein by reference to Exhibit 3.4 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2016, as filed with the SEC on August 1, 2016).

4.7	Specimen Certificates for Shares of Common Stock (incorporated herein by reference to Exhibit 4 to the Company’s Registration Statement on Form S-1, Reg. No. 33-29020). (P)

5.1*	Legal Opinion of Goodwin Procter LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Cognex Corporation 2001 General Stock Option Plan, as Amended and Restated (incorporated herein by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on May 7, 2018, Reg. No. 333-224716).

99.2	Cognex Corporation 2023 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 4, 2023).

*	Filed herewith.

(P) Paper filing.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, Commonwealth of Massachusetts, on this 5th day of May, 2023.

COGNEX CORPORATION

By:	/s/ Robert J. Willett
Robert J. Willett
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Robert J. Willett and Paul D. Todgham as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Willett Robert J. Willett	President, Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2023

/s/ Paul D. Todgham Paul D. Todgham	Senior Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2023

/s/ Sachin Lawande Sachin Lawande	Director	May 5, 2023

/s/ John T.C. Lee John T.C. Lee	Director	May 5, 2023

/s/ Angelos Papadimitriou Angelos Papadimitriou	Director	May 5, 2023

/s/ Dianne M. Parrotte Dianne M. Parrotte	Director	May 5, 2023

/s/ Marjorie T. Sennett Marjorie T. Sennett	Director	May 5, 2023

/s/ Anthony Sun Anthony Sun	Director	May 5, 2023